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                                                                   EXHIBIT 10.21

LEASE AGREEMENT ENTERED INTO BY AND BETWEEN ERIC JUAN DE DIOS FLOURIE GEFFROY (ON HIS BEHALF AND WITH THE AUTHORIZATION OF REFUGIO GEFFROY DE FLOURIE, ELIZABETH FLOURIE GEFFROY AND EDITH FLOURIE GEFFROY) (HEREINAFTER REFERRED TO AS THE "LESSOR") AND ELECTRONICA LOWRANCE DE MEXICO, S.A. DE C.V., REPRESENTED HEREIN BY MR. TERRY NIMMO (HEREINAFTER REFERRED TO AS THE "LESSEE"), PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES.

                                 R E C I T A L S

I.- LESSOR hereby states:

A. That he has agreed to erect an industrial facility on lots 313, 314, 315 at Colonia Pacheco, Ensenada, B.C., Mexico Fraction B, property of Mrs. Refugio Geffroy de Flourie and co-owners as evidence by deed No. 13,579 dated August 14, 1996 granted before Mr. Angel Saad, Notary No. 4, for Ensenada, Baja California, Mexico. The industrial building has a ground floor area of 8,256 square meters and a second floor consisting of 1,800 m2, as well as the tenant improvements, in accordance with the drawings, specifications, schedule of work and construction term set forth by the parties and attached hereto as Exhibit "A". Said building will be referred to as "the LEASED PREMISES".

B. That he is duly authorized to execute this contract in accordance with certain agreements and authorizations entered into and granted by Refugio Flourie de Geffroy, Elizabeth Flourie de Geffroy and Edith Flourie Geffroy, dated August 15, 1996.

C. That the building is being constructed on the following address at the corner of Ave. Reforma and Calle Lirios, of Colonia Pacheco, Ensenada, B.C., Mexico. A drawing showing exact location as well as a description of the referred piece of real estate is attached hereto as Exhibit "B", being an integral part hereof.

D. He is willing to lease the LEASED PREMISES to the LESSEE pursuant to the terms and conditions of this agreement.

II. LESSEE hereby states that:

A. It is a corporation duly organized and existing according to the Laws of the Mexican Republic, as evidenced by deed No. 126,217, dated September 8, 1993, granted before Mr. Lic. Gabriel Moreno Mafud, Notary Public No. 2 for Tijuana, Baja California, Mexico. A copy of said deed is attached hereto as exhibit "C".

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B.    Mr. TERRY NIMMO evidences to be duly authorized to execute this agreement through the public deed which is referred to in the preceding paragraph, and further states that such authority has not been limited or revoked in any manner whatsoever."

C. That on a prior date it requested that the LESSOR construct an industrial building to be part of the LEASED PREMISES pursuant to LESSOR's drawings, specifications and schedule of work which are attached hereto as Exhibit "A".

D. For the purposes of this agreement its domicile is located at the LEASED PREMISES, that is at corner of Ave. Reforma and Calle de los Lirios s/n Colonia Pacheco, Ensenada, Baja California 22800, and 12000 East Skelly Drive, Tulsa, Oklahoma, 74128.

E. It wishes to lease from the LESSOR the LEASED PREMISES pursuant to the terms and conditions hereunder.

IN VIEW OF THE FOREGOING, the parties hereto agree as follows:

                                  C L A U S E S

FIRST. LEASE AND DELIVERY

The LESSOR hereby leases to the LESSEE and the LESSEE hereby leases from the LESSOR the LEASED PREMISES, which are located at corner of Ave. Reforma Esquina Calle de los Lirios s/n Colonia Pacheco, Ensenada, Baja California 22800, and which are described in Exhibit "B" hereto.

SECOND.- IMPROVEMENTS

2.1 LESSOR, at LESSOR's own cost and expense shall perform all work, provide all labor, furnish all new materials, and obtain all certificates and permits necessary to construct an industrial building with an area ground floor of 8,256 m2 and a second floor consisting of approximately 1800 meters (19,368 square feet) on the LEASED PREMISES (hereinafter the "Improvements") in accordance with the preliminary

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      drawings, specifications, schedule of work and construction terms set forth by the parties and attached hereto as exhibit "A". The parties agree that within a term of 30 days as of the date hereof a final set of drawings and specifications shall be completed and attached to exhibit "A" herein. Unless LESSOR and LESSEE are able to reach accord within thirty
      (30) days from the date hereof on a final set of detailed drawings and specifications to replace Exhibit "A" that are satisfactory to both LESSOR and LESSEE, either party is free to terminate this lease.

2.2 By approval of the drawings and specifications, LESSEE assumes no responsibility for technical compliance with the terms and specifications set forth in exhibit "A" hereto. The approval by LESSEE is for general arrangements only, unless otherwise noted, and does not relieve LESSOR of full responsibility for the proper and correct design, construction, function, and erection of the Improvements as required.

2.3 LESSOR shall indemnify and hold harmless LESSEE from any and all claims, assessments by government authorities, including but not limited to property tax, real and attached personal property. special assessments, fees, penalties thereon, Social Security Institute, Workers Housing Institute and Tax Authorities, as well as from damages and cost resulting from or arising out of LESSOR's lack of performance of any of its obligations for construction of Improvements, fixturs, machinery and equipment to the LEASED PREMISES required hereunder.

2.4 LESSOR acknowledges and agrees that LESSEE may request changes in the design and specifications of the Improvements, provided such changes do not affect the cost thereof or the work schedule for construction of same. In the event such changes affect the cost of the Improvements or the work schedule, LESSOR and LESSEE shall jointly determine the effects of the change in cost and any extension to such schedule. All changes to the design and specification of the Improvements shall be approved in writing by both LESSEE and LESSOR and any if there is any additional fees or charges to be assessed against LESSEE in

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      connection with any such change, the dollar amount of such change must be agreed to in writing in advance; neither LESSOR nor LESSEE shall make any changes in the drawings and specifications of the Improvement without the express written consent of both LESSEE and LESSOR.

2.5 As established in the specifications, drawings and schedule of work incorporated by reference as exhibit "A", LESSOR shall diligently complete the Improvements on the LEASED PREMISES in order that LESSEE may use and occupy such Improvements pursuant to the following schedule:

      a)    Beneficial Occupancy of LEASED PREMISES: August 15, 1996.

      b)    Final Occupancy of the LEASED PREMISES: October 1, 1996.

      For purposes hereof, Beneficial and Final Occupancy shall be defined as follows:

      Beneficial Occupancy.- Shall be defined as the delivery to LESSEE of the industrial portion of the Improvements including walls, roof, floor slab, docks, in order that LESSEE may move in its equipment into the LEASED PREMISES, and that such equipment and any tenant Improvements that may be installed, be secured and not be damaged by weather or the process of construction.

      Final Occupancy.- Shall be defined as the substantial completion of all works and interior finishing of the industrial and office areas of the Improvements and all exterior and infrastructure Improvements to permit LESSEE to commence utilization of the LEASED PREMISES and all Improvements for the unencumbered conduct of its business, excluding non functional minor cosmetic items, or a punch list of items not to exceed 2% of the construction price of the improvements established pursuant to exhibit "B" hereto.

2.6 At all times following the execution of this Lease Agreement, LESSEE shall have the right to enter the LEASED PREMISES to inspect the progress of construction of the

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      Improvements, and LESSOR shall place the construction log and any construction reports available at the disposal of LESSEE, in order that LESSEE may be continuously appraised of construction of the Improvements. If so requested by LESSEE, LESSOR shall prepare a translation into English of any such reports for LESSEE, and LESSEE agrees to reimburse LESSOR for any expenses incurred in connection therewith.

2.7 LESSOR agrees to furnish to LESSEE a copy of results of all tests effected by LESSOR or its contractors with regard to the LEASED PREMISES or the construction of the Improvements, and LESSEE shall be entitled to effect independent testing of any portion of the LEASED PREMISES, Improvements or materials and components of construction, at its sole expense, in order to ascertain that the Improvements are constructed in accordance with exhibit "A" hereto. Any such independing testing by LESSEE shall not release LESSOR from any obligations to construct the Improvements in accordance with exhibit "A" hereto.

2.8 In the event the result of any of LESSEE's test indicate that there is a material deviation in the terms and specifications for construction of the Improvements, LESSEE shall notify LESSOR of any such deviation and request immediate correction thereof.

2.9 Should LESSOR fail to conclude construction of the initial Improvements in order that LESSEE may occupy the LEASED PREMISES on the date of Beneficial Occupancy set forth hereinabove, LESSEE shall be entitled to receive as contractual penalty liquidated damages the abatement of two days of rent for each calendar day the initial Improvements are not concluded pursuant to exhibit "A" hereof. This abatement shall apply towards the first, and if applicable, following months on which LESSEE commences to effect rental payments as set forth herein. Notwithstanding such penalty and/or rental abatement, nothing contained herein shall extend the date of Final Occupancy or diminish the liquidated damages that LESSEE is entitled to receive in the event LESSOR fails to provide LESSEE with Final Occupancy on the date set forth in paragraph 2.5 above.

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2.10  Furthermore, should LESSOR fail to complete construction of the
      Improvements pursuant to exhibit "A" on or before the date of Final Occupancy of the LEASED PREMISES, LESSEE shall be entitled to receive as liquidated damages and in addition to the rent abatement set forth in the preceding paragraph the amount corresponding to two days rent for each calendar day of delay following the projected date of Final Occupancy, provided, however that should such delay continue for sixty (60) days following the aforementioned date, LESSEE, at its option, may terminate this agreement. Any abatements hereunder shall apply towards the first, and if applicable, following months on which LESSEE commences to effect rental payments as set forth herein. The parties acknowledges and agree that the date of Final Occupancy shall be extended for a term equivalent to delays attributable to LESSEE or LESSEE's contractors or subcontractors, acts of God or force majeure. Likewise, and in the event of heavy rain period, this being understood as rainfall exceeding two inches in one day, during the three months following the date of execution hereof, the dates of Beneficial Occupancy and Final Occupancy will be extended for a period to be agreed upon by the parties, which shall not exceed thirty (30) days.

THIRD. OCCUPANCY BY LESSEE

The LESSEE shall use the LEASED PREMISES for clean and light operations as per the authorizations and licenses which the LESSEE shall obtain from the environmental and other competent authorities, and therefore, agrees not to use the LEASED PREMISES for chemical, heavy or other industries of similar nature. Accordingly, it is hereby agreed that:

3.1. The LESSEE may, at its own risk and expense, install on the LEASED PREMISES such fixtures, equipment and furniture as it may deem necessary, provided, that such items are installed and are removed without damage to the LEASED PREMISES, except for the usual wear and tearand normal damage required to remove LESSEE's fixtures, equipment and furniture from the LEASED PREMISES".

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3.2.  The LESSEE shall repair all damages caused to the LEASED PREMISES during installation or removal of the fixtures, equipment and furniture mentioned in the preceding paragraph, usual wear and tear excepted.

3.3. The LESSEE shall perform the installation or removal of its equipment and furniture in accordance with all applicable laws, ordinances, and regulations, being liable for any violations thereto.

3.4. The LESSEE agrees to retrieve such fixtures, equipment, furniture and/or improvements it may have installed in the LEASED PREMISES on or before the date of termination of this lease. Should the LESSEE fail to retrieve such fixtures, equipment, furniture and/or improvements from the LEASED PREMISES as provided above, the LESSOR shall be entitled to either retrieve such fixtures, equipment, furniture and/or improvements from the LEASED PREMISES at the LESSEE's risk and expense, or deem that said fixtures, equipment, furniture and/or improvements have been left in the LEASED PREMISES by the LESSEE to gratuitously inure in favor of the LESSOR. If LESSEE has not removed all of LESSEE's furniture, fixtures and equipment and improvements from the LEASED PREMISES within thirty (30) days from the date of termination of the Lease by LESSEE, then LESSOR upon providing LESSEE with thirty (30) days written notice in advance, shall thereafter have the right to either remove or retain LESSOR's fixtures, equipment and furniture and improvements if not removed by LESSEE in this thirty (30) day period as set forth hereafter.

3.5. The LESSEE may not modify the exterior structure, facade or public services of the LEASED PREMISES, nor it may perform any works or make alteration without the LESSOR's prior written consent, which will not be unreasonably withheld. LESSEE shall have the right to make any changes in the interior of the LEASED PREMISES necessary for its ongoing operations, provided LESSEE does not move any load bearing walls or harm the safety or soundness of the LEASED PREMISES.

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FOURTH. LEASE TERM

4.1.  The term of this Lease shall commence on October 1, 1996 (the Effective
      Date) and shall end on September 30, 2006.

4.2. LESSEE shall have the option to renew this Lease for four (4) additional terms of five (5) years each on the terms and conditions set forth herein. Such option shall be exercised by providing LESSOR with notice of its intent to do so not less than three (3) months prior to the expiration of then-current term.

FIFTH. RENT

The LESSEE shall punctually and without deductions (except for those provided by the applicable tax laws) pay to the LESSOR, at its address or any other address as instructed by the LESSOR.

5.1. From the EFFECTIVE DATE, and payable in advance during the first 5 (five) days of each month, the LESSEE shall punctually pay to the LESSOR, as monthly rent, at its address or any other address as instructed by the LESSOR, and without deductions (except for those provided by the applicable tax laws), the amount of $32,500.00 Dollars.

      LESSEE agrees to pay the monthly installments at LESSOR's domicile, or at the place and to the person that LESSOR designates by given written notice to LESSEE.

5.2. After the second full year, LESSEE's monthly Base Rent shall be increased each year thereafter by a fixed amount of 3% per annum for each remaining year of the term of this Lease.

5.3. All rental payments made after the term set forth above shall accrue delinquent interest at a rate of five percent (5%) per month).

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SIXTH. INSURANCE

6.1. During the life of this agreement, the LESSEE, shall cover the LESSEE and the LESSOR against any civil liability claims, demands, lawsuits or actions, or against the accidents or decease of any person, or from any damages to the goods of any third party in connection with the use by the LESSEE of the LEASED PREMISES. LESSEE's indemnity to Landlord under this paragraph 6.1 shall be limited to the amount of insurance required by LESSEE in paragraph 6.3 hereof.

6.2. During the life of this agreement, the LESSEE shall be fully responsible for rents unpaid for any reason imputable to LESSEE.

6.3. During the life of this agreement, the LESSEE agrees to obtain an insurance policy in favor of the LESSOR to cover the LEASED PREMISES against fire, lightning, explosion, falling aircraft, collision, smoke, storms, hail, vehicle damage, earthquakes, volcanic eruption, strikes, riots, civil commotion, vandalism, flood and any other risks currently covered or which in the future may be covered under the so called "extended coverage" policy (including windows and gas tank coverage). In view of the foregoing, the LESSEE hereby waives any right to demand payment from the LESSOR for damages caused by fire, explosion and other unforeseen events. The corresponding insurance policy shall cover an insurable value of $2'600,000.00 DOLLARS (TWO MILLION SIX HUNDRED THOUSAND DOLLARS 00/100 U.S. Cy.).

6.4. The coverage mentioned in paragraph 6.3 above shall be annually increased thereafter in accordance with the annualized percentage increase of the Consumer Price Index for the San Diego, California Metropolitan Area, published by the U.S. Department of Labor for the immediately preceding year.

SEVENTH. TAXES AND COSTS

      The LESSOR shall be responsible of payment of the income and

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assets taxes to which it is obligated. On its part, the LESSEE shall be responsible for the payment of the real estate and any other taxes or costs which may affect the LEASED PREMISES, including VAT, which may derive from this agreement or which may derive from the use of the LEASED PREMISES by the LESSEE. The LESSEE shall submit to the LESSOR evidence satisfactory to the LESSOR that such taxes have been paid.

EIGHTH. REPAIRS AND MAINTENANCE

8.1.  LESSOR

      8.1.1. After written notice from the LESSEE, the LESSOR shall repair the structural or construction defects of the foundation, floors, walls and roof of the LEASED construction or as a consequence of the normal use of the same, and for defective construction of HVAC, plumbing and other systems, attempting to carry out this work within 24 hours from notification. The LESSOR shall not be responsible for the repairs of the LEASED PREMISES, unless the LESSEE informs such circumstances immediately to the LESSOR.

      8.1.2. The LESSOR shall not be responsible, nor have the obligation to repair the damages caused by the LESSEE'S negligence, or that of LESSEE's workers, clients, contractors or guests.

      LESSOR shall not be responsible for leaking roofs if this has been caused by any of LESSEE's workers, clients, contractors or guests by not carefully walking on roof while working.

8.2.  LESSEE

      8.2.1. LESSEE shall be responsible for the repairs to the damages suffered in the LEASED PREMISES other than those referred to in clause
      8.1. hereinabove. The damages referred to in this paragraph include, but are not limited to, the damages and maintenance that shall be given to the plumbing systems, sewage, telephone, gas, as well as for the equipment, interior walls, interior painting, air conditioning, heaters, doors and windows,

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      etc., of the LEASED PREMISES. All the expenses resulting of disregarding and the negligence of the LEASED PREMISES, or a violation and the obligations of the LESSEE set herein, shall be borne by the LESSEE. Among the responsibilities are included among other things the maintenance of the roof gutters and landscaping.

      8.2.2. The LESSEE shall maintain the LEASED PREMISES and its improvements free from any liens.

NINTH. INDEMNIFICATION

If either party (the "INDEMNIFIED PARTY") is held responsible for any obligation undertaken by the other (the "INDEMNIFYING PARTY"), the INDEMNIFYING PARTY shall indemnify and hold the INDEMNIFIED PARTY harmless from any and all claims for damages or losses of any kind, and to restore or reimburse any all such costs and expenses to the INDEMNIFIED PARTY.

TENTH. UTILITY SERVICES

The LESSEE agrees to request directly from the corresponding utility companies that the public services be rendered by such companies, to pay for the corresponding connection fees and to promptly pay for any and all utilities and related services furnished to the LESSEE in the LEASED PREMISES, including but not limited to water, gas, electricity, and telephone charges.

ELEVENTH. ASSIGNMENT AND SUBLETTING

11.1 The LESSEE may not assign its rights and obligations under this agreement unless the assignee is an affiliate of the LESSOR, nor may it sublet the LEASED PREMISES unless it obtains the prior written authorization of the LESSOR not be unreasonably withheld.

11.2 The LESSOR shall be entitled to assign, in whole or in part, its rights and obligations under this agreement. Consequently, the LESSEE hereby grants authorization to

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      the LESSOR so that the latter may formalize, the assignments which it may deem appropriate. Likewise, LESSOR shall be expressly entitled to guarantee any of its present or future obligations with its rights under this agreement. LESSEE shall have the right to approve in writing in advance any such assignment by LESSOR and LESSOR agrees to provide LESSEE all names of the prospective individual owners of the entity to which LESSOR desires to assign the lease and the financial capability of such new entity and/or owners.

TWELFTH. ACCESS TO THE LEASED PREMISES

12.1 The LESSOR or its authorized representatives shall have the right to enter the LEASED PREMISES in emergencies at all times, and at mutually agreeable times to make repairs, additions, or alterations to the LEASED PREMISES which it may be authorized or obligated to do under this agreement.

12.2 LESSOR, within a ninety (90) days period prior to the termination of this agreement, shall have the right to show the LEASED PREMISES to any prospective clients, provided such prospective client or tenant does not compete with LESSEE in the same business, in whole or in part. Likewise, and during the above mentioned term, the LESSOR shall have the right to post the signs which it may deem appropriate in the facade of the LEASED PREMISES in order to promote the same.

12.3 Except in case of emergency, the LESSOR shall give notice to the LESSEE before entering the LEASED PREMISES, and the LESSEE shall have the right to escort any representatives of the LESSOR and prospective clients. LESSEE shall have the right to protect LESSEE's proprietary data and information as well as proprietary engineering or manufacturing processes and operations from disclosure to any third party, even though such third party may be a prospective client or tenant of LESSOR.

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THIRTEENTH. DAMAGE OR DESTRUCTION

13.1  TOTAL

      In the event the whole or substantial part of the LEASED PREMISES are damaged or destroyed so as to impede the LESSEE's operation for the purposes for which the same were leased, the LESSOR shall, within ten (10) days from such destruction, determine whether the LEASED PREMISES can be restored within the following three (3) months and notify the LESSEE of such determination. If the LESSOR determines that the LEASED PREMISES cannot be restored within the following three (3) months, either the LESSOR or the LESSEE shall have the right and option to immediately terminate this Lease Agreement by means of a written notice to the other party. If the LESSOR determines that the LEASED PREMISES can be restored within said three (3) month period, the LESSOR shall, at its own expense, proceed diligently to reconstruct the LEASED PREMISES, but only up to the amount which it may obtain from the insurance coverage mentioned in Clause Sixth above.

13.2  PARTIAL

      In the event the referred damages do not prevent the LESSEE, in a substantial way, from continuing the normal operation of its business on the LEASED PREMISES, the LESSOR or the LESSEE, as the case may be, shall repair said damages under the terms of clause EIGHT above.

13.3 If the damage in question is caused by a negligent or willful act of the LESSEE or its employees, the LESSEE agrees to punctually pay the rent hereunder.

FOURTEENTH.- CAUSES FOR TERMINATION OF LEASE.

      The LESSEE will have the right to terminate this lease at any time in case that for any circumstance of force majeure,

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fortuitous case or acts of government (expropiation, seizure, etc.) he cannot continue industrial operations within the leased premises. In such a case the LESSEE will notify the LESSOR of his intention to terminate the lease 30 days in advance of the effective date of termination. In the event LESSEE elects to terminate the lease as allowed in this paragraph 14, then the LESSEE shall be free of any further obligations or lease payments under the lease upon written notification to LESSOR of LESSEE's termination, as provided for in this paragraph 14.

FIFTEENTH. LESSOR'S RIGHT TO PERFORM THE LESSEE'S COVENANTS.

If the LESSEE shall at any time fail to perform any one or more of its covenants made in this lease, the LESSOR, after five (5) business days written notice to the LESSEE (or without notice in the event the act or acts to be performed in fulfillment of the breached covenant require an immediate action) and without waiving or releasing the LESSEE from any obligation of the LESSEE contained in this Lease, may (but shall be under no obligation to) perform any act on the LESSEE's part to be performed as provided in this lease, and may enter upon the LEASED PREMISES for that purpose and take all such actions thereon as may be necessary therefor.

All sums paid by the LESSOR and all costs and expenses incurred by the LESSOR in connection with the performance of any such obligation of the LESSEE, shall be payable by the LESSEE to the LESSOR on demand, in the the late understanding that reimbursement of costs and expenses shall accrue delinquent interest at a rate of five percent (5%) per month.

SIXTEENTH.- GUARANTIES

16.1 LESSOR hereby acknowledges to have received from LESSEE, as deposit, the amount of $65,000.00 DOLLARS (SIXTY FIVE THOUSAND DOLLARS 00/100 U.S.Cy.) consisting of the equivalent of two month's rent as security deposit through out the course of the lease.

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16.2  The deposit of $65,000 Dollars will be reimbursed to the LESSEE, without interest, after the LESSOR carries out an inspection of the condition on which the leased Premises are returned.

16.3 LESSEE shall obtain and deliver to LESSOR, within 5 days following execution of this agreement, a guaranty from LOWRANCE ELECTRONICS, INC. under the terms of the "Absolute Guarantee of Lease" which is attached hereto as Exhibit "D". Accordingly, LOWRANCE ELECTRONICS, INC. shall guaranty any and all obligations of the LESSEE under this agreement.

16.4 In case of early termination for any forseeable cause attributable to the LESSEE, the LESSOR shall be entitled to keep any amounts delivered to the LESSOR as prepaid rent or deposit, regardless of any other rights which the LESSOR may be entitled to. Such amount shall be applied to amounts owed by LESSEE hereunder.

SEVENTEENTH.-  NOTICES

17.1 Any notice to be given to the LESSOR under this agreement shall be sent to the address mentioned in recital I.B. or to such other addresses which may from time to time be notified by the LESSOR to the LESSEE.

17.2 Any notice to be given to the LESSEE under this agreement shall be addressed to the LEASED PREMISES, with a copy to 12000 East Skelly Drive, Tulsa, Oklahoma 74128, Ave. Reforma #____, Ensenada, Baja California, Mexico.

17.3 Said notices shall be in writing, and shall be delivered personally to the legal representative of the party in question, or sent by certified mail, postage prepaid to the addresses mentioned above, in which case the corresponding notice shall be deemed delivered fourteen (14) days after the date of mailing thereof.

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EIGHTEENTH. EARLY TERMINATION

The LESSOR may terminate this agreement with proper written notification or default in any of the following circumstances:

18.1  In case the term expressed in clause FOURTH above expires.

18.2 The LESSEE's failure to pay any monthly rent due and payable hereunder within 10 days of receipt of notice of such failure.

18.3 Default in the performance of any of the LESSEE's covenants, agreements or obligations hereunder which remains incured 10 days after LESSEE's receipt of notice thereof or, if such default cannot be fully cured within 10 days, if LESSEE has not commenced such cure within 10 days.

18.4  The filing of a petition of bankruptcy against the LESSEE.

18.5 In case any competent court declares that any provision hereunder is null and void so that the purposes of the parties in entering this Lease are rendered futile.

18.6  Any other cause provided in the corresponding civil code.

In case LESSOR initiates any action to terminate this agreement, due to the LESSEE's vacancy of the LEASED PREMISES prior to the end of the LEASE TERM or its failure to vacate at the end of the LEASE TERM, LESSEE shall reimburse LESSOR any costs of such action. The LESSEE acknowledges that this clause shall not be construed as an authorization to occupy the LEASED PREMISES beyond the term set forth herein.

NINETEENTH.- MISCELANEOUS

19.1 In case any party fails to execute any action against the other as to project a certain right under this agreement, said failure shall not be construed as a waiver of any other rights derived herefrom.

19.2 This agreement may only be modified by written agreement signed by the authorized representatives of the parties.

19.3 In case any party hereto exercises an action against the other in order to demand the performance of this agreement, the prevailing party shall be entitled to reasonable attorney's fees.

19.4 The parties agree that this Lease Agreement shall be governed by the laws of State of Baja California. For everything pertaining to the interpretation and compliance of this Lease Agreement the parties hereby expressly submit to the jurisdiction of the Civil Courts of the City of Tijuana, Baja California,waiving any other jurisdiction which might be applicable by reason of their present or future domiciles or otherwise.

IN WITNESS WHEREOF, the parties have executed this agreement in the places and on the dates stated hereinbelow.

       LESSOR                                            LESSEE

ERIC JUAN DE DIOS FLOURIE                  ELECTRONICA LOWRANCE
DE C.V.

/s/ ERIC JUAN DE DIOS FLOURIE GEFFROY      By:  /s/ Terry Nimmo
-------------------------------------         -------------------------------
                                           Name: Terry Nimmo
Date:  August 25, 1996                          -----------------------------
     --------------------------------      Title: Vice President
                                                 ----------------------------
Place:  Tijuana, B.C., Mexico              Date:  August 30, 1996
      -------------------------------           -----------------------------
                                           Place: Tijuana, B.C., Mexico
                                                 ----------------------------

                                         GUARANTOR
                                 LOWRANCE ELECTRONICS, INC.

                                 By: /s/ Mark Wilmoth
                                    -------------------------------
                                 Name: Mark Wilmoth
                                      -----------------------------
                                 Title: Vice-President
                                       ----------------------------
                                 Date: August 30, 1996
                                      -----------------------------
                                 Place: Tijuana, B.C. Mexico
                                       ----------------------------

    WITNESS                     WITNESS


/s/ Beatrix H. Landers
-------------------------------

Beatrix H. Landers
------------------------------


lowrance
P.1-18/last




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